Exhibit 10.3

PERSONAL AND CONFIDENTIAL

To: Stefano Volpetti                        Lausanne, February 27, 2025

Dear Stefano,

We are pleased to confirm your appointment, effective April 1, 2025, to the position of President Smoke-Free Products Category and Chief Consumer Officer, reporting to Mr. Jacek Olczak, Chief Executive Officer PMI.

All other conditions relating to your employment with Philip Morris Products S.A. remain as stated in your employment contract and in any subsequent amendments.

We would like to take this opportunity to wish you continued success and satisfaction.

Yours sincerely,

PHILIP MORRIS PRODUCTS S.A.

/s/ CONSTANTIN ROMANOV	/s/ ANNA NOWAK
Constantin Romanov Vice President Total Rewards	Anna Nowak Director Executive Compensation

Read and approved:	/s/ STEFANO VOLPETTI	Date:	24/3/2025
(Stefano Volpetti)

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01